Exhibit 9

THE LAW OFFICES OF

THOMAS C. COOK, LTD.

ATTORNEY AND COUNSELOR AT LAW
1980 FESTIVAL PLAZA DRIVE, SUITE 530
LAS VEGAS, NEVADA 89135
(702) 524-9151
tccesqaoI.com

March 7, 2019

VIA ELECTRONIC MAIL ONLY

COR Clearing, LLC

Re: No Lien Letter

To Whom It May Concern,

Pursuant to Rule 15c3-3(c)1 under the Securities Exchange Act of 1933, as amended, this letter serves as notice to COR Clearing, LLC (“COR Clearing”) and its affiliates that shares of Streamnet, Inc., a Nevada corporation (the “Company”) that are registered in COR Clearing’s name for the accounts of its clients (i.e. street name accounts) are for the exclusive benefit of such clients, and are not subject to any right, charge, security interest, lien or claim of any kind in favor of the Company or any person claiming on behalf of the Company or an affiliate of the Company.

Nothing contained herein shall be construed as limiting the Company’s right to assert any claim of set off against or lien upon assets, other than the assets of the accounts, nor to impose such charges against the accounts as are incidental to the servicing and maintenance of the accounts.

Should you have any questions, please do not hesitate to contact me at the number above.

Sincerely,

Thomas C. Cook, Esq.